Exhibit 99.1

Ethan Allen Amends Revolving Credit Facility

DANBURY, Conn.--(BUSINESS WIRE)--March 25, 2011--Ethan Allen Interiors Inc. and its subsidiaries (collectively, "Ethan Allen" or the "Company") (NYSE:ETH) today announced it has amended its senior secured asset-based revolving credit facility (the “Amended Facility”). Changes to the facility include:

  extended expiration by approximately four years to March 25, 2016, or June 26, 2015 if the Company’s 5.375% long term bonds have not been refinanced, reduced the costs of the facility, and
  revised the borrowing capacity to up to $50 million with expansion potential to raise the total capacity to up to $100 million.

“We are pleased to structure a facility that makes sense for our business,” commented Farooq Kathwari, Chairman and CEO. “Not only will this modification reduce the carrying costs of the facility, the opportunity for expansion to $100 million provides flexibility for future business opportunities.”

The Amended Facility is provided by JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association. The security supporting the Amended Facility continues to exclude the Company’s real property but includes the Company’s other assets in the United States.

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 280 Design Centers in the United States and abroad. Ethan Allen owns and operates seven manufacturing facilities in North America, including five manufacturing plants and one sawmill in the United States and one manufacturing plant in Mexico. Approximately seventy-five percent of its products are made in its United States plants. For more information on Ethan Allen’s products and services, visit ethanallen.com.

CONTACT:
Ethan Allen Interiors Inc.
Investor/Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer